                                              This filing is made pursuant to
                                              Rule 424(b)(3) under the
                                              Securities Act of 1933 in
                                              connection with Registration Nos.
                                              333-73069 and 333-73069-01;
                                              333-13325 and 222-13325-01;
                                              333-22219 and 333-22219-01; and
                                              333-47639 and 333-47639-01.


                          PROSPECTUS SUPPLEMENT NO. 1
                                       TO
                        PROSPECTUS DATED MARCH 18, 1999
                  OF STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                         AND STARWOOD HOTELS & RESORTS


                            27,392,875 COMMON SHARES


         This Prospectus Supplement relates to the offer and sale from time to time by certain Participating Shareholders of up to an aggregate of 27,392,875 Common Shares pursuant to the above-captioned prospectus (the "Prospectus").

         As of August 13, 1999, Ziff Investors Partnership, L.P. II (the "Partnership") beneficially owned 3,976,738 Common Shares, including 2,724,904 Common Shares issuable upon the exchange of Partnership Units, 622,414 Common Shares issuable upon the exchange of a like number of shares of Class A Preferred, 524,285 Common Shares issuable upon the exchange of a like number of shares of Classes B Preferred, 63,145 Common Shares issuable upon the exchange of a like number of Westin Realty Units and 41,990 Common Shares issuable upon the exchange of a like number of Westin Operating Units. The offer and sale of all of such Common Shares (which constitute 2.2% of the Common Shares outstanding on August 13, 1999) are registered by the registration statement of which the Prospectus is a part.

         On August 16, 1999, one of the Participating Shareholders sold an aggregate of 3,000,000 Common Shares (including all of the Common Shares issuable upon the exchange of Partnership Units and 275,096 Common Shares issuable upon the exchange of Class A Preferred) to Bear, Stearns & Co. Inc. ("Bear Stearns"), as principal, for $26.125 per share. Bear Stearns has advised the Company that Bear Stearns has resold or will resell such Common Shares in the manner described in the section of the Prospectus captioned "Plan of Distribution."



           The date of this Prospectus Supplement is August 16, 1999.